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                                                Filed Pursuant to Rule 424(b)(2)
                                                  SEC Registration No. 333-58816


                              PROSPECTUS SUPPLEMENT
                        (To Prospectus Dated May 4, 2001)


                           IRVINE SENSORS CORPORATION


                         300,000 Shares of Common Stock
                                       and
                                300,000 Warrants


     We are making an offering under this prospectus of 300,000 units consisting of 300,000 shares of our common stock and 300,000 warrants to purchase one additional share of Common Stock. In addition to our common stock and warrants, our consolidated subsidiary, iNetWorks Corporation, is issuing one additional warrant to purchase its common stock for each unit of our common stock and warrants. The warrants to purchase our common stock will be exercisable for four years, beginning one year from the date of this supplement, at an exercise price of $2.19 per share. The iNetWorks warrants will be exercisable for nine years, beginning one year from the date of this supplement, at an exercise price of $0.10 per share. We are selling the unit for $1.00 per unit. Our common stock is traded on the Nasdaq SmallCap Market under the symbol IRSN. On October 4, 2001, the closing price of our common stock was $1.05. You should read this prospectus supplement and the related prospectus carefully before you invest.

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Investing in our common stock involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 13 of our prospectus dated May 4, 2001.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



           The date of this prospectus supplement is October 5, 2001.


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                                -----------------

                                TABLE OF CONTENTS

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                                                                           Page
                                                                           ----
Use of Proceeds ........................................................    S-2
Market for Our Common Stock ............................................    S-2
Description of Securities ..............................................    S-2
Plan of Distribution ...................................................    S-3
Supplemental Agreements with Investors .................................    S-3
Forward Looking Statements .............................................    S-4


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                                 USE OF PROCEEDS

     The net proceeds from this offering will be approximately $295,000. We plan to use the net proceeds for working capital and general corporate purposes. If all of the ISC warrants are exercised before they expire, which is an eventuality we cannot control, the warrant exercises would provide $657,000 in additional proceeds. An additional $30,000 in proceeds would be paid to iNetWorks upon exercise of the iNetWorks warrants, if all of the iNetWorks warrants are exercised, which, again, we cannot assure or control. We will use any such additional proceeds from warrant exercises as working capital. However, the warrants cannot be exercised until at least October 5, 2002, and there are no commitments or understandings with the investors regarding any future exercise of the warrants. As a result, we may receive no additional proceeds at all as a result of issuing these warrants and in any event, we will not receive any proceeds for at least one year from the date of this supplement.


                           MARKET FOR OUR COMMON STOCK

     On October 4, 2001, the date on which the offering was priced, the closing price of our common stock, as traded on the Nasdaq SmallCap Market was $1.05. As of September 30, 2001, we had a total of 3,305,380 shares of common stock issued and outstanding.


                            DESCRIPTION OF SECURITIES

     Our warrants to be issued to the investors in this offering will be exercisable for four years, beginning on October 5, 2002. The exercise price for the warrants to purchase our common stock is $2.19 per share, subject to adjustment for stock splits, reverse stock splits and other similar events of recapitalization. The iNetWorks warrants are exercisable for nine years, beginning on October 5, 2002, at $0.10 per share, again subject to adjustment to prevent dilution in the event of stock splits, reverse splits and other events of recapitalization. We cannot redeem the warrants prior to their expiration in order induce exercise.

     The details of our common stock are contained in the prospectus dated May 4, 2001.

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                              PLAN OF DISTRIBUTION

     We are offering 300,000 shares of our common stock and 300,000 warrants to purchase one additional share of common stock under this prospectus supplement for an aggregate purchase price of $300,000. In addition, iNetWorks Corporation will issue an additional warrant to purchase its common stock at an exercise price of $0.10. The investors have agreed that they will not trade any of the securities until at least October 5, 2002. The investors have further agreed that during the period in which they own any of the securities purchased pursuant to this offering, they will not engage in any short-selling of our common stock.

     We have not used the services of any placement or other agent in connection with this transaction.


                     SUPPLEMENTAL AGREEMENTS WITH INVESTORS

     The investors participating in this offering purchased our common stock and warrants, or our common stock and warrants of iNetWorks in earlier transactions that we described in our prospectus supplements dated June 5, 2001, June 26, 2001 and July 18, 2001. Those investors who purchased our warrants on June 5, 2001 have agreed to cancel the warrants. In addition, iNetWorks has agreed to modify the exercise price on the 5,233,333 previously-issued warrants to have 50% of the warrants exercisable at $0.25 and 50% exercisable at $0.50. Previously, the iNetWorks warrants were exercisable at $1.00 per share. The other terms of the iNetWorks warrants remain unchanged, including the provision prohibiting exercise of the warrants until one year from the date of issuance. Accordingly, the earliest that any of the iNetWorks warrants can be exercised remains June 26, 2002. The iNetWorks warrants are described in this supplement for information purposes only and are not a part of the securities sold pursuant to the prospectus.



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                           FORWARD LOOKING STATEMENTS

     Some of the information in the May 4, 2001 prospectus and this prospectus supplement may be deemed forward-looking statements which involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these or similar words carefully because they (1) discuss our expectations about our future performance; (2) contain projections of our future operating results or of our future financial condition; (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors discussed in "Risk Factors," which can be found beginning on page 13 of the May 4, 2001 prospectus, as well as any cautionary language in that prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You will find additional risks described from time to time in our filings with the SEC. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the risk factors and elsewhere in this prospectus could have a material and adverse effect on our business, results of operations and financial condition and that upon the occurrence of any of these events, the trading price of our common stock could decline, and you could lose all or part of your investment. Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements.



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